                                Exhibit 4.23
Confidential

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

AMENDMENT 3 to the
MASTER COLLABORATION AGREEMENT
concluded by and between:
Valneva Austria GmbH, CIN: [***], with its registered office at A-1030 Vienna, Campus Vienna Biocenter 3, Austria (hereinafter referred to as “VALNEVA”)

and
Instituto Butantan, Reg. No. [***], with its HQ at Avenida Vital Brasil, No. 1500, Butantã, São Paulo – SP, ZIP 05503-900, Brazil and Fundacão Butantan Reg. No. [***], with its HQ at Avenida Vital Brasil, No. 1500, Butantã, São Paulo – SP, ZIP 05503-900, Brazil (Instituto Butantan and Fundacão Butantan hereinafter jointly referred to as “BUTANTAN”)
VALNEVA and BUTANTAN are hereinafter jointly referred to as the “Parties”, and individually as a “Party”.
RECITALS
WHEREAS, on January 25, 2021, the Parties entered into a Master Collaboration Agreement, as amended by Amendment 1 dated May 4, 2021, and Amendment 2 dated August 18, 2022 (the “Agreement”) and related Project Agreements for the development, manufacturing and commercialization of VALNEVA’s single-shot chikungunya vaccine in low-and middle-income countries;
WHEREAS, under the Agreement, BUTANTAN has an exclusive right to develop, manufacture, and commercialize the BUTANTAN Product in the BUTANTAN Territory;
WHEREAS, VALNEVA has an obligation towards CEPI to supply its chikungunya vaccine to low- and middle-income countries as soon as reasonably possible;
WHEREAS, considering the delays in the technology transfer under the Technology Transfer Agreement, a new schedule was agreed and approved by the JSC. In addition, VALNEVA and BUTANTAN have learned through CEPI that WHO PQ for the BUTANTAN Product may be delayed due to process overload at WHO. Thus, VALNEVA assumes that significant efforts would be necessary to register and distribute the BUTANTAN Product in Latin America;
WHEREAS, BUTANTAN has conducted a due diligence to identify potential partners/distributors of the BUTANTAN Product in key countries in Asia, BUTANTAN acknowledges that significant efforts would be required by BUTANTAN to register and distribute the BUTANTAN Product in low- and middle-income countries in Asia and Middle East, therefore the Parties agree that VALNEVA will develop, manufacture, and commercialize a version of the VALNEVA Product in such countries via regional partner(s) selected by VALNEVA and approved by CEPI;
WHEREAS, the Parties wish to amend the Agreement to reflect the above, including, but not limited to, the changes to the territorial scope of the license granted to BUTANTAN and related royalty payments;
NOW THEREFORE, it is agreed, as follows:

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1.The Parties agree to have a fixed list of countries clearly defining which country belongs to the VALNEVA Territory and which to the BUTANTAN Territory to avoid future changes in high-income or low- and middle-income categories. Accordingly, the definition of VALNEVA Territory and BUTANTAN Territory in Section 1 of the Agreement shall be amended, as follows:
“1. Interpretation
(…)
“BUTANTAN Territory” shall mean those countries/dependencies/other territories as listed in Annex 2 attached to this Agreement, plus all supplies to PAHO and GAVI.
“VALNEVA Territory” shall mean all countries/dependencies/other territories of the world excluding the BUTANTAN Territory, plus all supplies to UNICEF.”
2.The Parties agree to add following new definitions to Section 1 of the Agreement:
“1. Interpretation (…)
“Regional Partner(s)” shall mean those Third Parties selected by VALNEVA and approved by CEPI whom VALNEVA has granted a license to develop, manufacture, and commercialize VLA15xx in low- and middle-income countries in Asia and Middle East that are now part of the VALNEVA Territory, as amended.
“VLA15xx” shall mean a version of the VALNEVA Product that is being developed, manufactured, and commercialized by VALNEVA’s Regional Partner(s) in low- and middle-income countries in Asia and Middle East that are now part of the VALNEVA Territory, as amended.”
3.The Parties agree to add following new Section 2.8 to the Agreement:
“2. Scope of collaboration:
(…)
2.8 Notwithstanding the Commercial License granted to BUTANTAN under this Agreement and the Project Agreements, VALNEVA shall have the exclusive right, via its Regional Partner(s), to develop, manufacture, and commercialize VLA15xx in low- and middle-income countries in Asia and Middle East that are now part of the VALNEVA Territory, as amended. [***]”
4.The Parties agree that Section 2.4 of the Agreement shall be replaced in its entirety by the following wording:
“2.4 [***]”
5.The Parties agree to add following new Section 4.7 to the Agreement:
“4. CEPI Requirements
(…)
4.7 BUTANTAN’s obligations under this Agreement and the Project Agreement, including but not limited to, compliance with CEPI Requirements, shall remain unchanged except for the obligation to commercialize the BUTANTAN Product in low- and middle-income countries in Asia and Middle East that have been excluded from the BUTANTAN Territory and are now part of the VALNEVA Territory, as amended. [***]”

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6.The Parties agree to amend the royalties payable by BUTANTAN pursuant to Section 6.3 of the Agreement, as follows:
“6.3 As consideration for the rights and licenses to be granted by VALNEVA to BUTANTAN under the Commercialization Agreement, BUTANTAN shall pay royalties to VALNEVA on the net sales of BUTANTAN Product in the BUTANTAN Territory, as follows:
•[***]
(…)”
7.The Parties agree to add following new Section 6.8 to the Agreement:
“6.8 VALNEVA shall pay royalties to BUTANTAN on the net sales of VLA15xx.
The royalty rate shall be as follows:
•[***]
The royalty term shall be on a country-by-country basis starting on the date of the first commercial sale until [***].
For the purposes of this Section 6.8, the terms “Net Sales”, “First Commercial Sale”, “Public Market”, and “Private Market” as defined in the Commercialization Agreement shall apply mutatis mutandis.”
8.This Amendment 3 shall be effective as of 19 January, 2024.
9.This Amendment 3 shall be governed by the substantive laws of England and Wales, without reference to conflicts of laws principles.

IN WITNESS WHEREOF, the Parties have signed this Amendment 3 by their duly authorized representatives.

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VALNEVA AUSTRIA GmbH [***]	INSTITUTO BUTANTAN [***] FUNDACAO BUTANTAN [***]

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Annex 2
to Master Collaboration Agreement
“BUTANTAN Territory” shall include following countries/dependencies/other territories:
[***]